Exhibit 10.20
April 16, 2007
Mr. C. H. Lawrence, Jr.
The Fauquier Bank
Ten Courthouse Square
Warrenton, VA
          Re: Consulting Agreement
Dear Buddy:
     This letter agreement sets forth the terms under which you and The Fauquier Bank (the “Bank”) have agreed that you will provide certain consulting services to the Bank in connection with the Bank’s training program for its employees.
     You and the Bank hereby agree as follows:
     1. Engagement. You agree to provide consulting services to the Bank as provided herein during the term of this letter agreement. The consulting services to be provided under this letter agreement will include (i) the training classes described on Exhibit A attached to this letter, and (ii) such other training classes and related consulting services as the Bank may reasonably request. The training classes will be provided on such dates and at such times as are requested by the Bank and agreed to by you.
     2. Consulting Fees. In return for those consulting services, the Bank agrees to pay you based on a rate of $500 for each half day and $1,000 for each full day of consulting services provided to the Bank. In addition, subject to the restrictions contained in the next sentence, the Bank will reimburse you for reasonable out-of-pocket expenses incurred by you in providing consulting services hereunder. Your right to receive reimbursement for such expenses is contingent upon submission of expense reports and appropriate receipts and, for expenses which exceed $100, the prior written approval of the Bank.
     3. Term. This letter agreement is effective as of the date hereof and, subject to the next sentence, will remain in effect through December 31, 2007, which ending date may be extended one or more times by the mutual agreement of the parties. Either party may terminate this letter agreement at any time for any reason by giving thirty (30) days’ prior written notice to the other party.
     4. Ownership of Work Product. (a) You and the Bank specifically agree that, except as provided in section 4(c) below, the Bank will have and retain full and exclusive rights to and ownership of any and all materials and other work product created, developed or otherwise compiled by you as part of providing consulting services to the Bank hereunder
Ten Courthouse Square 20186 • Post Office Box 561 • Warrenton, Virginia 20188
phone: 540-347-2700 • metro: 703-366-1600 • fauquierbank.com

Mr. C. H. Lawrence, Jr.
April 16, 2007

(collectively, the “Work Product”), including, without limitation, full and exclusive rights to and ownership of all copyrights, trade secrets, confidential information and other proprietary rights in connection with the Work Product.
     (b) If the Bank seeks to obtain copyrights or other intellectual property protection in the United States or any other country on all or any part of the Work Product, you agree to cooperate fully with the Bank without additional compensation in providing information, completing forms, performing actions and obtaining the necessary signatures and/or assignments required to obtain such copyrights or other intellectual property protection.
     (c) Notwithstanding anything to the contrary contained in this letter agreement, the Bank acknowledges and agrees that you have previously developed, and may continue to develop during the term of this letter agreement, ideas, concepts, know-how and other intellectual property which were not developed or will not be developed as part of providing consulting services to the Bank hereunder (the “Non-Bank Intellectual Property”). The Bank specifically agrees that, except as provided in the next sentence, you will retain full and exclusive rights to and ownership of all such Non-Bank Intellectual Property. To the extent that any Non-Bank Intellectual Property is incorporated into any of the Work Product or otherwise provided to the Bank in connection with the consulting services provided hereunder, you hereby grant to the Bank and its parent, subsidiaries and affiliates a nonexclusive, nontransferable, perpetual license to use such Non-Bank Intellectual Property for its and their training and other internal business purposes.
     5. Confidentiality. (a) You agree to treat all Confidential Information (as defined below) of the Bank and its parent, subsidiaries and affiliates, and all notes, records, data and other documents provided to you by the Bank in strict confidence and will not disclose any such Confidential Information to any third person or entity without the Bank’s prior written consent. For purposes of this letter agreement, “Confidential Information” includes (i) the Work Product and the contents thereof, (ii) any and all financial and operations documents and data, marketing strategies and related data, customer information, prospective customers and marketing research, and (iii) any and all other information which is proprietary or confidential to the Bank.
     (b) You acknowledge and agree that the recovery of damages may be inadequate to compensate the Bank in the event that you breach Section 5(a) above, and accordingly you specifically agree that the Bank will have the right to obtain injunctive relief and/or specific performance of Section 5(a). In addition, nothing contained in this letter agreement will prevent the Bank from pursuing any other remedies at law or in equity in addition to injunctive relief and specific performance.
     6. Relationship of Parties. (a) For all purposes of this letter agreement and the consulting services to be provided by you hereunder, you are and will continue to be an independent contractor. Nothing contained in this letter agreement is intended or should be construed to make you an employee or agent of the Bank or a partner of or joint venture with the Bank.

Mr. C. H. Lawrence, Jr.
April 16, 2007

     (b) Without limiting the generality of the foregoing, you acknowledge and agree that (i) the Bank will not be withholding any federal, state, local or social security taxes from any payments made to you, (ii) you are solely responsible for the payment of all such taxes, and (iii) you will not be covered by or otherwise eligible for any benefits, including, without limitation, unemployment insurance and workers’ compensation insurance, that the Bank provides to its employees.
     (c) Neither party to this letter agreement has any authority whatsoever to make any representations or warranties on behalf of the other party or to enter into any contracts or agreements on behalf of the other party.
     7. Miscellaneous. (a) This letter agreement will be governed by and construed in accordance with the laws of the Commonwealth of Virginia.
     (b) This letter agreement may not be amended or altered in any manner unless such amendment or alteration is in writing and signed by both parties.
     (c) This letter agreement constitutes the entire agreement of you and the Bank with respect to the subject matter hereof and supercedes all prior or contemporaneous agreements, whether written or oral.
     Please sign as indicated below to evidence your agreement to the terms hereof and return a copy of this letter agreement to the Bank.
Sincerely,
THE FAUQUIER BANK
By    /s/ Randy K. Ferrell

Its CEO
AGREED TO:
/s/ C. H. Lawrence, Jr.

C. H. Lawrence, Jr.

EXHIBIT A
TRAINING DESCRIPTION
Heroe’s Training Schedule

		# of Days	# days	Total
Core Classes	# of classes	Teaching	Prep	Days

Establishing Customer Relations	2	3 each	0	6
Leading the Winning Sales Team	1	3 each	1	4

Supplemental Classes

Heroes Refresher Training	6	1 each	1	7
Coaching Interviews and Observation	3	4 each	0	12
Referral Training	4	1 each	1	5
Senior Leader Review	1	1 each	0.5	1.5
Heroes for Support Personnel	2	.5 each	0.5	1.5

New Training Modules

TBD	TBD	TBD	TBD	TBD
Notes:
This is predicted on estimated annual need, turnover rates and new branching activities may increase or decrease the demand of the core classes listed above.
New training modules are scheduled if a need is determined to exist and a training class should be developed and taught. This year it was determined a module for Support Personnel was needed, the Heroe’s for Support Training class was developed and rolled out.